As filed with the Securities and Exchange Commission on October 18, 1999
                                                    Registration No. 333-

                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549


                    Form S-3 Registration Statement
                   Under the Securities Act of 1933


                           MICROVISION, INC.
        (Exact name of registrant as specified in its charter)

 WASHINGTON                                        91-1600822
(State or other jurisdiction                      (IRS Employer
 of incorporation or organization)                 Identification No.)

                       19910 North Creek Parkway
                        Bothell, WA 98011-3008
                      (425) 415-6847 (telephone)
                      (425) 415-0066 (facsimile)
  (Address, including zip code, and telephone and facsimile numbers, including area code, of principal executive offices)


              Richard A. Raisig, Chief Financial Officer
                       19910 North Creek Parkway
                        Bothell, WA 98011-3008
                      (425) 415-6614 (telephone)
                      (425) 481-1625 (facsimile)
         (Name, address, including zip code, and telephone and facsimile numbers, including area code, of agent for service)

                               Copy to:
                          Christopher J. Voss
                            Stoel Rives LLP
                     One Union Square, 36th Floor
                        Seattle, WA 98101-3197
                      (206) 624-0900 (telephone)
                      (206) 386-7500 (facsimile)

   Approximate date of commencement of proposed sale to the public:
 From time to time after this registration statement becomes effective

     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with a dividend or interest reinvestment plan, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                    CALCULATION OF REGISTRATION FEE

                                   Proposed      Proposed
Title of Each       Proposed       Maximum       Maximum
Class of            Amount         Offering      Aggregage        Amount of
Securities          to be          Price Per     Offering         Registration
Registered          Registered     Share         Price            Fee

Common Stock,       637,500        $12.78(1)     $8,147,250(1)    $2,265
no par value        shares


     (1) The proposed maximum offering price per share and maximum aggregate offering price are calculated in accordance with Rule 457(c) under the Securities Act.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS, Subject to Completion, dated October 18, 1999


                                MICROVISION, INC.

                         637,500 shares of Common Stock

     These shares of common stock are being offered and sold from time to time by two of our current securityholders. Of these shares, 400,000 were issued upon conversion of our Series B Convertible Preferred Stock, and the remainder are issuable upon conversion of our Series B Stock and the exercise of common stock purchase warrants.

     The selling shareholders may sell the shares from time to time at fixed prices, market prices, prices computed with formulas based on market prices, or at negotiated prices, and may engage a broker or dealer to sell the shares. For additional information on the selling shareholders' possible methods of sale, you should refer to the section of this prospectus entitled "Plan of Distribution" on page 5. We will not receive any proceeds from the sale of the shares, but will bear the costs relating to the registration of the shares.

     Our common stock is traded on the Nasdaq National Market under the symbol "MVIS." On October 12, 1999, the closing price for our common stock was $13.00 per share.

                         -------------------------------

     This shares offered in this prospectus involve a high degree of risk. You should carefully consider the "Risk Factors" contained in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999 and in our future filings with the Securities and Exchange Commission, which are incorporated by reference in this prospectus, in determining whether to purchase shares of our common stock.
                        -------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                         -------------------------------

                   The date of this Prospectus is _____, 1999.

                                TABLE OF CONTENTS


Section
                                                                     Page
Our Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
Selling Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . .4
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . .5
Experts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
Limitation of Liability and Indemnification   . . . . . . . . . . . . .6
Information Incorporated by Reference   . . . . . . . . . . . . . . . .7
Available Information   . . . . . . . . . . . . . . . . . . . . . . . .8



     You should rely only on information contained or incorporated by reference in this prospectus. See "Information Incorporated by Reference" on page 7. Neither Microvision nor the selling shareholders have authorized any other person to provide you with information different from that contained in this prospectus.

     The shares of common stock are not being offered in any jurisdiction where the offering is not permitted.

     The information contained in this prospectus is correct only as of the date on the cover, regardless of the date this prospectus was delivered to you or the date on which you acquired any of the shares.

                                  OUR BUSINESS

     Microvision develops information display technologies that allow electronically generated images and information to be projected onto the retina of the viewer's eye. We have developed prototype Virtual Retinal DisplayTM ("VRDTM") devices, including portable color and monochrome versions, and currently are refining, developing and marketing our VRD technology for commercial applications. We expect to commercialize our technology through the development of products and as a supplier of personal display technology to original equipment manufacturers. We believe the VRD technology will be useful in a variety of applications, including portable communications and visual simulation for defense, medical, industrial and consumer markets that may include superimposing images on the user's field of vision. We expect that our technology will allow for the production of highly miniaturized, lightweight, battery-operated displays that can be held or worn comfortably. Microvision's scanning technology also may be applied to the capturing of images, in such possible applications as a digital camera or a bar code reader.

     Our objective is to be a leading provider of personal display products and imaging technology in a broad range of professional and consumer applications. We intend to achieve this objective and to generate revenues by licensing our technology to original equipment manufacturers of consumer electronics products; providing engineering services associated with cooperative development arrangements and research contracts; and manufacturing and selling personal display products to various users, directly or through joint ventures.

     Microvision was incorporated in 1993. Our principal executive offices are located at 19910 North Creek Parkway, Bothell, WA 98011-3008, and our telephone number is (425) 415-6847.

                              SELLING SHAREHOLDERS


     On January 14, 1999, Margaret Elardi acquired 5,000 shares of our Series B Convertible Preferred Stock. These shares were converted into 400,000 shares of our Common Stock on May 11, 1999. In connection with her initial investment in Microvision, Mrs. Elardi also acquired options to purchase an additional 3,520 shares of our Series B Stock convertible into 200,000 shares of our Common Stock. The material terms of this transaction are described in our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 28, 1999, which is incorporated by reference in this prospectus. We issued warrants to purchase 25,000 shares of our common stock to Stan Berk as a placement fee in connection with our initial issuance of Series B Stock to Mrs. Elardi, and warrants to purchase an additional 6,250 shares of Common Stock to Mr. Berk upon Mrs. Elardi's exercise of an option to purchase 1,600 shares of Series B Stock in July, 1999. We will issue warrants to purchase an additional 6,250 shares of Common Stock to Mr. Berk if Mrs. Elardi exercises her option to purchase 1,920 shares of our Series B Stock. Mrs. Elardi and Mr. Berk are referred to as the "selling shareholders" in this prospectus. We are registering the shares of Common Stock issued and issuable to the selling shareholders upon conversion of our Series B Stock and exercise of our warrants in the registration statement of which this prospectus is a part.

     Mrs. Elardi is currently a non-employee director of Microvision. Mr. Berk has no material relationship with Microvision.

     The following table sets forth certain information as of October 12, 1999, regarding the ownership of the common stock by the selling shareholder and as adjusted to give effect to the sale of the shares offered hereby.

                                                           Ownership After
                             Shares                     Offering if All Shares
                          Beneficially                  Offered Hereby Are Sold
                            Owned Prior Shares Being
Selling Shareholder        to Offering    Offered       Shares         Percent


Margaret Elardi             601,400       600,000       1,400             *

Stan Berk                    37,500        37,500        ---              ---

----------
* - Less than one percent.

     In recognition of the fact that the selling shareholders may wish to be legally permitted to sell their shares in the public market when they deem appropriate, we agreed with the selling shareholders to file with the Securities and Exchange Commission, under the Securities Act, a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the shares, and to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the shares are no longer required to be registered for sale by the selling shareholders.

                              PLAN OF DISTRIBUTION

     We are registering the shares covered by this prospectus for the selling shareholders. As used in this prospectus, "selling shareholder" includes the pledgees, donees, transferees or others who may later hold a selling shareholder's interest. We will pay the costs and fees of registering the shares, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares. Microvision and the selling shareholders each have agreed to indemnify the other against certain liabilities, including liabilities arising under the Securities Act, that relate to statements or omissions in the registration statement of which this prospectus forms a part.

     The selling shareholders may sell the shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. In addition, the selling shareholders may sell some or all of their shares through:

     o a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

     o purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

     o ordinary brokerage transactions and transactions in which a broker solicits purchases.

     When selling the shares, the selling shareholders may enter into hedging transactions. For example, the selling shareholders may:

     o enter into transactions involving short sales of the shares by broker-dealers;

     o sell shares short themselves and redeliver such shares to close out their short positions;

     o enter into option or other types of transactions that require the selling shareholders to deliver shares to a broker-dealer, who will then resell or transfer the shares under this prospectus; or

     o loan or pledge the shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

     The selling shareholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling shareholders may allow other broker-dealers to participate in resales. However, the selling shareholders and any broker- dealers involved in the sale or resale of the shares may qualify as "underwriters" within the meaning of the Section 2(a)(11) of the Securities Act. In addition, the broker-dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act. If the selling shareholders qualify as underwriters, they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act.

     In addition to selling their shares under this prospectus, the selling shareholders may:

     o agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the Securities Act;

     o transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

     o sell their shares under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

     Upon notification by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing the material terms of the transaction. In addition, we will file a supplement to this prospectus if a selling shareholder notifies us that a donee or pledgee intends to sell more than 500 shares.

                                     EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   LIMITATION OF LIABILITY AND INDEMNIFICATION

     Our Amended and Restated Articles of Incorporation provide that, to the fullest extent permitted by the Washington Business Corporation Act, our directors will not be liable for monetary damages to us or our shareholders, excluding, however, liability for acts or omissions involving intentional misconduct or knowing violations of law, illegal distributions or transactions from which the director receives benefits to which the director is not legally entitled. Our Amended and Restated Bylaws authorize us to indemnify our directors, officers, employees and agents to the fullest extent permitted by applicable law, except for any legal proceeding that is initiated by such directors, officers, employees or agents without authorization of the Board of Directors.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the SEC's opinion, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                      INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" our public filings into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling shareholders have sold all the shares.

     The following documents filed with the SEC are incorporated by reference in this prospectus:

          (1) Annual Report on Form 10-K for the year ended December 31, 1998;

          (2) Current Report on Form 8-K for the event of January 14, 1999, as filed with the SEC on January 28, 1999;

          (3) Quarterly Reports on Form 10-Q for the quarterly periods ended March 31 and June 30, 1999;

          (4) Definitive proxy statement for the 1999 Annual Meeting of Shareholders, as filed on April 30, 1999; and

          (5) The description of our common stock set forth in Amendment No. 1 to our Registration Statement on Form SB-2 (Registration No. 33-5276-LA), including any amendment or report filed for the purpose of updating such description, as incorporated by reference in our Registration Statement on Form 8-A (Registration No. 0-21221).

     We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. You should direct any requests for documents to Investor Relations, Microvision, Inc., 19910 North Creek Parkway, Bothell, WA 98011-3008, telephone (425) 415-6847.

     The information relating to the Company contained in this prospectus is not comprehensive and should be read together with the information contained in the incorporated documents.

                              AVAILABLE INFORMATION

     This prospectus is part of a Registration Statement on Form S-3 that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with SEC rules.

     We file annual, quarterly and special reports and other information with the SEC. You may read and copy the Registration Statement and any other document that we file at the SEC's public reference rooms located at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

     Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance you should refer to the copy of such contract or other document filed as an exhibit to the Registration Statement.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

     All expenses in connection with the issuance and distribution of the securities being registered will be paid by the Company. The following is an itemized statement of these expenses (all amounts are estimated except for the SEC and Nasdaq listing fees):

       SEC Registration fee. . . . . . . . . .      $ 2,265

       Nasdaq listing fee. . . . . . . . . . .      $14,000

       Legal fees. . . . . . . . . . . . . . .      $ 5,000

       Accountant's Fees . . . . . . . . . . .      $ 2,500

       Printing Fees . . . . . . . . . . . . .      $     0

       Miscellaneous . . . . . . . . . . . . .      $ 1,235
                                                    -------
       Total . . . . . . . . . . . . . . . . .      $25,000

Item 15.    Indemnification of Officers and Directors.

     Article 7 of the Company's Amended and Restated Articles of Incorporation and Section 10 of the Company's Restated Bylaws authorize the Company to indemnify its directors, officers, employees and agents to the fullest extent permitted by the Washington Business Corporation Act (the "Act"). Sections 23B.08.500 through 23B.08.000 of the Act authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act.

     Section 23B.08.320 of the Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self-dealing or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article 6 of the Company's Amended and Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the Company and its shareholders.

Item 16.    Exhibits.

     3.1    Amended and Restated Articles of Incorporation of the Company (1)

     3.1.1 Articles of Amendment Containing the Statement of Rights and Preferences of the Series B Convertible Preferred Stock of the Company (2)

     3.2    Amended and Restated Bylaws of the Company (3)

     4.1    Form of specimen certificate for the Series B-1 Stock (2)

     4.2    Form of specimen certificate for the Series B-2 Stock (2)

     4.3    Form of specimen certificate for the Series B-3 Stock (2)

     4.4 Registration Rights Agreement, dated as of January 14, 1999, between Microvision, Inc. and Margaret Elardi (2)

     10.1 Series B Convertible Preferred Stock Purchase Agreement, dated as of January 14, 1999, between Microvision, Inc. and Margaret Elardi (2)

     5.1    Opinion on Legality

     23     Consent of PricewaterhouseCoopers LLP

     24     Power of Attorney (included on the signature page hereof)

--------------

     (1) Incorporated by reference to the Registration Statement on Form SB-2, Registration No. 33-5276-LA.

     (2) Incorporated by reference to the Current Report on Form 8-K for the event of January 14, 1999, as filed on January 28, 1999

     (3) Incorporated by reference to the Quarterly Report on Form 10-QSB for the quarterly period ending June 30, 1998

Item 17.    Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration statement

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration statement (or the most recent post- effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration statement; and

               (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
          Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bothell, State of Washington, on October 18, 1999.

                            MICROVISION, INC.


                           By: /s/ RICHARD F. RUTKOWSKI
                               ----------------------------------------------
                                 Richard F. Rutkowski
                                 President and Chief Executive Officer

     KNOW ALL BY THESE PRESENTS that each person whose signature appears below hereby authorizes and appoints Richard F. Rutkowski and Richard A. Raisig, and each of them, with full power of substitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 18th day of October, 1999:

Signature and Title


/s/ RICHARD F. RUTOWSKI                 /s/ ROBERT A. RATLIFFE
----------------------------------      -------------------------------------
Richard F. Rutkowski                    Robert A. Ratliffe
President, Chief Executive Officer      Director
and Director


/s/ STEPHEN R. WILLEY                  /s/ JACOB BROUWER
----------------------------------      --------------------------------------
Stephen R. Willey                       Jacob Brouwer
Director                                Director


/s/ RICHARD R. RAISIG                   /s/ RICHARD A. COWELL
----------------------------------      --------------------------------------
Richard A. Raisig                       Richard A. Cowell
Chief Financial Officer (Principal      Director
financial and accounting officer)
and Director


/s/ WALTER J. LACK                      /s/ DOUGLAS TRUMBULL
----------------------------------      --------------------------------------
Walter J. Lack                          Douglas Trumbull
Director                                Director


/s/ WILLIAM A. OWEN
----------------------------------      --------------------------------------
William A. Owen                         Margaret Elardi
Director                                Director